EXHIBIT 2.8

TIRIOS PROPCO SERIES LLC

SERIES DESIGNATION OF

TIRIOS PROPCO SERIES LLC – 172 AMMOLITE

 In accordance with the Series Limited Liability Company Agreement of Tirios Propco Series LLC (the “Company”) dated April 13, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Tirios Corporation in its capacity as Managing Member of the Company and Initial Member of Tirios Propco Series LLC – 172 Ammolite, a series of Tirios Propco Series LLC (“172 Ammolite”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Tirios Propco Series LLC – 172 Ammolite, a series of Tirios Propco Series LLC

Effective date	June 1, 2025

Managing Member

Tirios Corporation was appointed as the Managing Member of 172 Ammolite with effect from the date of the Agreement and shall continue to act as the Managing Member of 172 Ammolite until dissolution of 172 Ammolite pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Tirios Corporation

Series Asset

The Series Assets of 172 Ammolite shall comprise of that certain real property and improvements thereon located at 172 Ammolite Lane, Maxwell, TX 78656, which will be acquired by 172 Ammolite upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by 172 Ammolite from time to time, as determined by the Managing Member in its sole discretion

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of 172 Ammolite Interests the Company can issue is 1,000 ($100.00 per interest)

Broker	Dalmore Group, LLC, a Delaware Limited Liability Company

Interest Designation	No Interest Designation shall be required in connection with the issuance of 172 Ammolite Interests

Voting

Subject to Section 3.5, the 172 Ammolite Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of 172 Ammolite Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the 172 Ammolite Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the 172 Ammolite Interests;

(b) mergers, consolidations or conversions of 172 Ammolite or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding 172 Ammolite Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of 172 Ammolite Interests shall not be required for any of the other matters specified under Section 12.1

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Other rights

Holders of 172 Ammolite Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of 172 Ammolite Interests

Officers	There shall initially be no specific officers associated with 172 Ammolite, although, the Managing Member may appoint Officers of 172 Ammolite from time to time, in its sole discretion

Aggregate Ownership Limit	The Aggregate Ownership Limit

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

[Signature Page Follows]

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IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date written above.

MANAGING MEMBER
TIRIOS CORPORATION

By:	/s/ Sachin Latawa
Sachin Latawa
Chief Executive Officer and President

COMPANY
TIRIOS PROPCO SERIES LLC

By:	Tirios Corporation, its Managing Member

By:	/s/ Sachin Latawa
Sachin Latawa
Chief Executive Officer and President

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